EXHIBIT 97
HILLMAN SOLUTIONS CORP.
COMPENSATION RECOVERY POLICY
(Adopted as of November 2, 2023)

1. Introduction. The Board of Directors (the “Board”) of Hillman Solutions Corp. (the “Company”) has adopted this Compensation Recovery Policy (the “Policy”), which provides for the recovery of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws. This Policy is intended to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Securities and Exchange Commission (the “Commission”) promulgated thereunder and the listing requirements of The Nasdaq Stock Market LLC, or such other national securities exchange on which the Company’s securities may be listed from time to time (the “Exchange”).

2. Covered Executive Officers. This Policy applies to the Company’s current and former executive officers, as determined by the Board in accordance with Section 10D of the Exchange Act (the “Executive Officers”).

3. Recovery in General; Applicable Restatements

a. In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Compensation Committee of the Board (the “Committee”) shall cause the Company to promptly recover, to the fullest extent permitted under applicable law (and subject to the exceptions set forth below), any erroneously awarded Incentive Compensation (as defined in Section 4 below) received by each Executive Officer during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such a Restatement (including, where required under Section 10D of the Exchange Act, any transition period resulting from a change in the Company’s fiscal year).

b. For purposes of clarity, a “Restatement” shall not be deemed to include changes to the Company’s financial restatements that do not involve the correction of an error resulting from material non-compliance with financial reporting requirements, as determined in accordance with applicable accounting standards and guidance. By way of example, based on current accounting standards and guidance, a “Restatement” would not include changes to the Company’s financial statements resulting solely from: (i) retrospective application of a change in accounting principles; (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) retrospective reclassification due to a discontinued operation; (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; or (v) retrospective revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

c. For purposes of this Policy, the date that the Company is required to prepare a Restatement shall be the earlier of (i) the date that the Board (or the officer or officers of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have

Exhibit A
concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement.

d. For purposes of this Policy, Incentive Compensation shall be deemed to be received by an Executive Officer in the Company’s fiscal period during which the applicable Financial Reporting Measure (as defined in Section 4 below) specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

4. Incentive Compensation. For purposes of this Policy, “Incentive Compensation” means any compensation that is granted, earned or vested based wholly or in part on the attainment of a Financial Reporting Measure (as defined below). For purposes of this Policy, “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measures are presented within the Company’s financial statements or included in a filing with the Commission. Financial Reporting Measures include stock price and total shareholder return.

5. Erroneously Awarded Compensation: Amount Subject to Recovery

a. The amount to be recovered from an Executive Officer pursuant to this Policy in the event of a Restatement shall equal the amount of Incentive Compensation received by the Executive Officer that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid, plus, as and to the extent determined by the Committee in its discretion, interest or earnings thereon (which may include, without limitation, interest at a default rate as determined by the Committee in the event of an Executive Officer’s failure to timely repay any erroneously awarded Incentive Compensation for which a demand for repayment has been made by the Company pursuant to this Policy).

b. Where the amount of erroneously awarded Incentive Compensation is not subject to mathematical recalculation directly from the information in the Restatement (as in the case of Incentive Compensation based on stock price or total shareholder return), the Committee shall determine such amount based on a reasonable estimate of the effect of the Restatement on the applicable Financial Reporting Measure, and the Committee shall maintain documentation of any such estimate and provide such documentation to the Exchange.

c. To the extent that this Policy otherwise would provide for recovery of Incentive Compensation that the Company has recovered from an Executive Officer pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (or pursuant to any other recovery obligation), the amount already so recovered from such Executive Officer may be credited against the recovery otherwise required under this Policy.

6. Exceptions to Recovery. Notwithstanding anything herein to the contrary, the Company need not recover erroneously awarded Incentive Compensation from an Executive Officer to the extent that the Committee determines that such recovery would be impracticable and either:

a. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered (determined by the Committee after making and documenting a reasonable

Exhibit A
attempt to recover such erroneously awarded compensation, and providing documentation to the Exchange of such reasonable attempt to recover the compensation); or

b. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code and regulations thereunder; or

c. Recovery would violate home country law where that law was adopted prior to November 28, 2022 (determined by the Committee after the Company has obtained an opinion of home country counsel acceptable to the Exchange, that recovery would result in such a violation, and such opinion is provided to the Exchange).

7. Methods of Recovery

a. The Committee will determine, in its absolute discretion and taking into account the applicable facts and circumstances, the method or methods for recovering any erroneously awarded Incentive Compensation hereunder, which method(s) need not be applied on a consistent basis; provided in any case that any such method provides for reasonably prompt recovery and otherwise complies with any requirements of the Exchange and applicable law. By way of example and not in limitation of the foregoing, methods of recovery that the Committee, in its discretion, may determine to use under the Policy may include, to the extent permitted by applicable law (including, without limitation, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)), one or more of the following methods (which rights shall be cumulative and not exclusive): (i) repayment by the Executive Officer in immediately available funds, (ii) the forfeiture or repayment of Incentive Compensation, (iii) the forfeiture or repayment of time-based equity or cash incentive compensation awards, (iv) the surrender of shares of Company common stock held by the Executive Officer pursuant to any applicable Company guidelines or policies regarding stock ownership or retention, (v) the forfeiture of, or offset against, benefits under a deferred compensation plan, and/or (vi) the offset of all or a portion of the amount of the erroneously awarded Incentive Compensation against other compensation payable to the Executive Officer.

b. To the fullest extent permitted by applicable law (including, without limitation, Section 409A), the Committee may, in its sole discretion, delay the vesting or payment of any compensation otherwise payable to an Executive Officer to provide a reasonable period of time to conduct or complete an investigation into whether this Policy is applicable, and if so, how it should be enforced, under the circumstances.

8. No Indemnification. Notwithstanding the terms of any agreement, policy or governing document of the Company to the contrary, the Company shall not indemnify any Executive Officer against (a) the loss of any erroneously awarded Incentive Compensation, or (b) any claim relating to the Company’s enforcement of its rights under this Policy. By signing the Acknowledgement Agreement (defined below), each Executive Officer irrevocably agrees never to institute any claim against the Company or any subsidiary, knowingly and voluntarily waives his or her ability, if any, to bring any such claim, and releases the Company and any subsidiary from any such claim, for indemnification with respect to any expenses (including attorneys’ fees), judgments or amounts of compensation paid or forfeited by the Executive Officer in connection with the application or enforcement of this Policy; and if, notwithstanding the foregoing, any such claim for indemnification is allowed by a court of competent jurisdiction, then, the Executive Officer shall be

Exhibit A
deemed irrevocably to have agreed not to pursue such claim and hereby agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

9. Administration.

a. This Policy shall be administered by the Committee. The Committee shall have full and final authority to make all determinations under this Policy. In this regard, the Committee shall have no obligation to treat any Executive Officer uniformly and the Committee may make determinations selectively among Executive Officers in its business judgment. All determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its subsidiaries, its stockholders and its employees. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Commission or the Exchange.

b. The Board may reserve to itself any or all of the authority or responsibility of the
Committee under this Policy or may act as the administrator of the Policy for any and all purposes. To the extent the Board has reserved any such authority or responsibility or during any time that the Board is acting as administrator of the Policy, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 9(b)) shall include the Board.

10. Policy Not Exclusive. The remedies specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company. The repayment or forfeiture of Incentive Compensation or other amounts pursuant to the Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other remedies available to the Company (including, without limitation, the exercise of any rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, employment agreement, equity plan or award agreement).

11. Effective Date. This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to any Incentive Compensation that is (a) approved, awarded or granted to an Executive Officer on or after the Effective Date, or (b) received by an Executive Officer on or after the effective date of the listing standards adopted by the Exchange pursuant to Section 10D of the Exchange Act.

12. Amendment; Termination. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it may deem necessary to comply with the rules of the Commission and the listing standards of the Exchange under Section 10D of the Exchange Act (in any event without the consent of an Executive Officer or any other individual). The Board may terminate this Policy at any time. Notwithstanding the foregoing, no amendment or termination of this Policy shall be effective to the extent that such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities law, any rule of the Commission, or any listing standards of the Exchange.

13. Governing Law; Exclusive Forum. To the extent not preempted by federal law, this Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Delaware, without regard to conflicts of law principles. Notwithstanding any dispute

Exhibit A
resolution policy maintained by the Company or any subsidiary to the contrary, any action directly or indirectly arising out of or related to this Policy may be brought only in the Court of Chancery of the State of Delaware (the “Court of Chancery”) or, to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts (the “Delaware Federal Court”) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”). Solely with respect to any such action, the Company and each Executive Officer (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action in the Chosen Courts, and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto. Notwithstanding the existence of any other dispute between the Company and an Executive Officer, the governing law and choice of forum for any action directly or indirectly arising out of or related to this Policy shall be governed exclusively by the terms of this Policy, and to the extent necessary to comply with this Policy, any action directly or indirectly arising out of or related to this Policy shall be severed from any other dispute between the Company and an Executive Officer. For avoidance of doubt, no action directly or indirectly arising out of or related to this Policy may be brought in any forum other than the Chosen Courts.

14. Severability; Waiver. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. The waiver by the Company or the Committee with respect to compliance of any provision of this Policy by an Executive Officer shall not operate or be construed as a waiver of any other provision of this Policy, or of any subsequent acts or omissions by an Executive Officer under this Policy.

15. Filings. The Committee shall cause the Company to make any filings with, or submissions to, the Commission and the Exchange that may be required pursuant to rules or standards adopted by the Commission or the Exchange pursuant to Section 10D of the Exchange Act.

16. Acknowledgement by Executive Officers

a. The Committee shall require each Executive Officer serving as such on or after the Effective Date to sign and return to the Company an acknowledgement agreement in the form attached hereto as Exhibit A (or in such other form as may be prescribed by the Committee from time to time) (the “Acknowledgement Agreement”), pursuant to which the Executive Officer will affirmatively agree to be bound by, and to comply with, the terms and conditions of this Policy; provided that an Executive Officer’s failure to sign or return an Acknowledgement Agreement as provided herein shall not waive the Company’s right to enforce the Policy against such Executive Officer.

b. Moreover, any award agreement or other document setting forth the terms and conditions of Incentive Compensation (collectively, a “Covered Agreement”) may include a provision incorporating the terms and conditions of the Policy; provided that the Company’s failure to incorporate the Policy into any Covered Agreement shall not waive the Company’s right to enforce the Policy. In the event of any inconsistency between the provisions of the Policy and the applicable Covered Agreement, the terms of the Policy shall govern, notwithstanding any provision in the Covered Agreement to the contrary.

Exhibit A
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ACKNOWLEDGEMENT AGREEMENT

HILLMAN SOLUTIONS CORP.
COMPENSATION RECOVERY POLICY

This Acknowledgement Agreement to the Hillman Solutions Corp. Compensation Recovery Policy (the “Policy”) is made and entered into as of the date set forth below. Capitalized terms used in this Acknowledgement Agreement, but not otherwise defined in it, shall have the meanings set forth in the Policy.

As an Executive Officer of the Company, I hereby acknowledge the receipt of a copy of the Policy, affirm that I have read and understand the Policy, and agree to be bound by, and to comply with, the terms and conditions of the Policy as in effect from time to time (the terms of which are fully incorporated herein), in each case during my service as an Executive Officer of the Company and thereafter for as long as required under the Policy.

I agree to fully cooperate with the Company in the event it is required to enforce the Policy. In this regard, I agree to repay to the Company fully and promptly, upon demand (in immediately available funds denominated in U.S. dollars or otherwise as specified by the Company pursuant to the Policy), all amounts of erroneously awarded Incentive Compensation, as may be determined by the Committee in its discretion and set out in the Company’s demand for repayment, plus such interest or earnings as may be determined by the Committee in its discretion and set out in the Company’s demand for repayment.

I also agree that my obligation to repay the erroneously awarded Incentive Compensation (plus any such interest or earnings) shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim I might otherwise have against the Company. In this regard, I voluntarily, irrevocably and unconditionally waive any objection to, or any claim for damages or loss related to, the Company pursuing any other method of recovery of erroneously awarded Incentive Compensation that is deemed appropriate by the Committee in its sole discretion (including, without limitation, the methods of recovery set forth in the Policy).

I further acknowledge and agree that in no event shall any of the terms of the Policy, or any action taken by the Company to enforce its rights under the Policy, be deemed to constitute “good reason” for purposes of determining any right I may otherwise have to receive any severance or other benefits under any Company plan, policy, agreement or arrangement in connection with the termination of my employment. Further, I acknowledge and agree that the Company’s rights under the Policy are in addition to, and not in lieu of, any other legal remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company.

My execution of this Acknowledgement Agreement is in consideration of, and is a condition to, my opportunity to participate in, and receive future awards under, the Company’s Incentive Compensation programs; provided, however, that nothing in this Acknowledgement Agreement or the Policy shall be deemed to obligate the Company to make any specific Incentive Compensation awards in the future.
(Signature is on the following page)

Exhibit A

IN WITNESS WHEREOF, the Executive Officer listed below, intending to be legally bound, consents and agrees to the terms of the Hillman Solutions Corp. Compensation Recovery Policy and this Acknowledgement Agreement as of the date set forth below.

Signature Date

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